Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Announces Second Quarter 2008 Results

•	Revenue up 16 percent to $276.7 million

•	Net Income up 67 percent to $13.0 million

•	Pro Forma Diluted Earnings per share from continuing operations of $0.42 versus $0.22 one year ago

•	Spin-off from FMC Technologies, Inc. completed on July 31

•	Company anticipates Full-Year 2008 Adjusted Diluted Earnings Per Share from Continuing Operations of $1.30 to $1.40

CHICAGO, August 11, 2008—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported second quarter 2008 results following the July 31, 2008 spin-off from FMC Technologies, Inc. (NYSE: FTI).

For the second quarter of 2008, revenue of $276.7 million increased 16 percent from $237.9 million in the second quarter of 2007. Pre-tax income from continuing operations of $19.5 million increased 68 percent from $11.6 million in the prior year quarter. Net income of $13.0 million increased 67 percent from $7.8 million in the second quarter of 2007. Pro forma diluted earnings per share from continuing operations were $0.42, up 91 percent from $0.22 per diluted share in the prior year quarter.

“We are pleased to provide this inaugural earnings release as an independent public company. We have accomplished a lot in a short period of time, all while continuing to deliver strong results. Over the past year, we have devoted significant resources to the successful separation from our parent company. We have established a top notch Board of Directors, initiated sound corporate governance practices and filled several key senior executive positions. We believe we are well positioned to capture future growth opportunities and create value for our shareholders,” said Charlie H. Cannon, Chairman and Chief Executive Officer.

JBT FoodTech

JBT FoodTech’s second quarter revenue of $159.9 million increased 5 percent from $152.0 million in the same period last year primarily driven by foreign currency translation. Second quarter JBT FoodTech segment operating profit of $15.8 million increased 52 percent from $10.4 million in the second quarter of last year. Segment operating margin expanded to 9.9 percent from 6.8 percent for the same period last year primarily due to favorable product mix as well as a higher proportion of aftermarket revenue. Inbound orders totaled $147.0 million during the quarter, up 3 percent versus $142.2 million in last year’s second quarter. Backlog of $154.7 million was down 12 percent from $176.5 million in the prior year quarter.

JBT Corporation

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JBT AeroTech

JBT AeroTech’s second quarter revenue of $117.0 million increased 35 percent from $86.7 million in the same period last year primarily due to higher ground support equipment volume. Strong cargo loader sales to international airlines as well as increased passenger boarding bridge sales to domestic airport authorities contributed to the favorable comparison. Second quarter JBT AeroTech segment operating profit increased 62 percent to $10.5 million from $6.5 million in the same period last year due to the higher volume and leveraging selling and administrative costs, partially offset by higher steel costs. Segment operating margin increased to 9.0 percent from 7.5 percent last year. Inbound orders totaled $98.9 million, down 24 percent from $130.7 million in last year’s second quarter. Backlog of $187.6 million was down 17 percent from $225.4 million in the prior year quarter primarily due to industry and economic conditions facing airlines and air freight companies.

Corporate Items

Corporate expense in the second quarter of 2008 was $3.0 million, in line with the prior year quarter.

Other expense, net, of $4.0 million increased $1.6 million from the second quarter of 2007.

The company recorded an effective tax rate of 33.3 percent for continuing operations in the second quarter.

In July 2008, the company issued $75 million senior unsecured notes payable on July 31, 2015. In addition, the company entered into a $225 million, 5-year revolving credit facility. On July 31, 2008, a $150.5 million initial dividend was paid to FMC Technologies, Inc. in connection with the spin-off transaction. The final dividend amount will be determined by a “true-up” process in accordance with the Separation and Distribution Agreement between the companies.

First Six Months 2008

For the six months ended June 30, 2008, total revenue of $536.9 million increased 24 percent from $432.7 million during the same period last year. Pre-tax income from continuing operations of $38.9 million was up 110 percent from $18.5 million last year. Net income of $25.3 million was up 130 percent from $11.0 million for the same period in the prior year. Pro forma diluted earnings per share from continuing operations were $0.79, up 172 percent from $0.29 per diluted share in the same period last year.

Year-to-date capital expenditures totaled $12.2 million and depreciation and amortization totaled $12.6 million.

Outlook

The company expects 2008 year-over-year total revenue growth in the range of 6-10 percent with continued top line growth and stable segment margins versus 2007 in both the JBT FoodTech and JBT AeroTech segments. Adjusted diluted earnings per share from continuing operations are expected to be in the range of $1.30-$1.40, including a full year of interest expense.

JBT Corporation

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Second Quarter Earnings Conference Call

The company will hold a conference call at 9:00 AM EDT Tuesday, August 12, 2008, to discuss the second quarter results and the business outlook. The call can be accessed live by dialing (800) 437-4632 or (706) 634-1012, or through the Investor Relations Center of JBT Corporation’s website at http://ir.jbtcorporation.com. A replay of the call will be available through August 19, 2008 and can be accessed by dialing (800) 642-1687 and referencing passcode 59100551, or visiting the Investor Relations Center of the website.

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JBT Corporation (NYSE: JBT) is a leading global solutions provider to the food processing and air transportation industries. The Company designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,100 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Information Statement filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION

CONDENSED COMBINED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended June 30,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$276.7	$276.7	$237.9	$237.9
Costs and expenses	257.4	257.4	226.3	226.3

Income before net interest income (expense) and income taxes	19.3	19.3	11.6	11.6
Net interest income (expense)	0.2	(1.9)	—	(3.0)

Income from continuing operations before income taxes	19.5	17.4	11.6	8.6
Provision for income taxes	6.5	5.7	3.6	2.5

Income from continuing operations	13.0	11.7	8.0	6.1
Income (loss) from discontinued operations, net of tax	—	—	(0.2)	(0.2)

Net income	$13.0	$11.7	$7.8	$5.9

Income from continuing operations per common share:
Basic		$0.42		$0.22
Diluted		$0.42		$0.22
Weighted average shares outstanding:
Basic (2)		27.6		27.6
Diluted (3)		28.1		28.1

(1)

Pro forma results include transactions associated with the company’s spin-off from FMC Technologies, which was effective July 31, 2008. These include a dividend payment of $150.5 million paid to FMC Technologies on July 31, 2008 and issuance of $150.5 million of unsecured debt in order to fund the dividend. The final dividend amount will be determined by a “true-up” process in accordance with the Separation and Distribution Agreement. Interest expense has been estimated using the three month LIBOR and applicable costs to obtain financing (8.2% in 2007 and 5.6% in 2008) and excludes the interest rate impact of interest rate swaps and notes payable signed in July 2008. Related income tax impact has been estimated using a rate of 37%.

(2)

The number of shares used to compute basic earnings per share is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the spin-off from FMC Technologies, or 27.6 million shares.

(3)

The number of shares used to compute diluted earnings per share adds potential dilutive securities to the shares used in computing basic earnings per share. We converted certain stock-based compensation awards for FMC Technologies common stock into awards for JBT Corporation common stock on the distribution date.

JBT CORPORATION

CONDENSED COMBINED STATEMENTS OF INCOME

(Unaudited and in millions)

	Six Months Ended June 30,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$536.9	$536.9	$432.7	$432.7
Costs and expenses	498.3	498.3	414.3	414.3

Income before net interest income (expense) and income taxes	38.6	38.6	18.4	18.4
Net interest income (expense)	0.3	(4.3)	0.1	(6.0)

Income from continuing operations before income taxes	38.9	34.3	18.5	12.4
Provision for income taxes	13.9	12.2	6.5	4.2

Income from continuing operations	25.0	22.1	12.0	8.2
Income (loss) from discontinued operations, net of tax	0.3	—	(1.0)	(0.2)

Net income	$25.3	$22.1	$11.0	$8.0

Income from continuing operations per common share:
Basic		$0.80		$0.30
Diluted		$0.79		$0.29
Weighted average shares outstanding:
Basic (2)		27.6		27.6
Diluted (3)		28.1		28.1

(1)

Pro forma results include transactions associated with the company’s spin-off from FMC Technologies, which was effective July 31, 2008. These include a dividend payment of $150.5 million paid to FMC Technologies on July 31, 2008 and issuance of $150.5 million of unsecured debt in order to fund the dividend. The final dividend amount will be determined by a “true-up” process in accordance with the Separation and Distribution Agreement. Interest expense has been estimated using the three month LIBOR and applicable costs to obtain financing (8.2% in 2007 and 6.2% in 2008) and excludes the interest rate impact of interest rate swaps and notes payable signed in July 2008. Related income tax impact has been estimated using a rate of 37%.

(2)

The number of shares used to compute basic earnings per share is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the spin-off from FMC Technologies, or 27.6 million shares.

(3)

The number of shares used to compute diluted earnings per share adds potential dilutive securities to the shares used in computing basic earnings per share. We converted certain stock-based compensation awards for FMC Technologies common stock into awards for JBT Corporation common stock on the distribution date.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenue

JBT FoodTech	$159.9	$152.0	$308.6	$275.0
JBT AeroTech	117.0	86.7	228.7	158.6
Other revenue (1) and intercompany eliminations	(0.2)	(0.8)	(0.4)	(0.9)

	$276.7	$237.9	$536.9	$432.7

Income before income taxes

Segment operating profit
JBT FoodTech	$15.8	$10.4	$29.1	$19.6
JBT AeroTech	10.5	6.5	19.6	8.6

Total segment operating profit	26.3	16.9	48.7	28.2

Corporate items
Corporate expense	(3.0)	(3.0)	(5.8)	(5.6)
Other expense, net (1)	(4.0)	(2.4)	(4.3)	(4.3)
Net interest income	0.2	0.1	0.3	0.2

Total corporate items	(6.8)	(5.3)	(9.8)	(9.7)

Income from continuing operations before income taxes	$19.5	$11.6	$38.9	$18.5

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Inbound Orders
JBT FoodTech	$147.0	$142.2	$295.9	$287.7
JBT AeroTech	98.9	130.7	185.6	224.9
Other orders and intercompany eliminations	(0.2)	(0.7)	(2.1)	(0.8)

Total inbound orders	$245.7	$272.2	$479.4	$511.8

	June 30
	2008	2007
Order Backlog
JBT FoodTech	$154.7	$176.5
JBT AeroTech	187.6	225.4
Intercompany eliminations	(1.4)	(0.7)

Total order backlog	$340.9	$401.2

JBT CORPORATION

CONDENSED COMBINED BALANCE SHEETS

(In millions)

	June 30 2008	December 31 2007
	(Unaudited)
Cash and cash equivalents	$5.7	$9.5
Trade receivables, net	163.1	179.2
Inventories	162.8	147.2
Other current assets	36.6	33.9

Total current assets	368.2	369.8
Property, plant and equipment, net	132.5	126.8
Goodwill	24.2	23.8
Intangible assets, net	20.4	21.2
Other assets	33.0	32.3

Total assets	$578.3	$573.9

Accounts payable, trade and other	$92.3	$101.3
Advance payments and progress billings	102.2	105.3
Other current liabilities	100.8	99.6

Total current liabilities	295.3	306.2
Other liabilities	60.1	53.5
Owner’s net investment	220.2	218.3
Accumulated other comprehensive income (loss)	2.7	(4.1)

Total liabilities and stockholders’ equity	$578.3	$573.9

JBT CORPORATION

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$25.0	$12.0
Depreciation and amortization	12.6	12.4
Trade accounts receivable, net	16.2	(0.2)
Inventories	(12.7)	(24.3)
Accounts payable, trade and other	(12.1)	14.1
Advance payments and progress billings	(2.3)	5.0
Other	7.8	2.6

Net cash provided by operating activities of continuing operations	34.5	21.6

Cash required by operating activities of discontinued operations	(0.2)	(2.4)

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(12.2)	(10.2)
Proceeds on disposal of assets and other	0.6	0.9

Net cash required by investing activities of continuing operations	(11.6)	(9.3)

Cash provided by investing activities of discontinued operations	0.7	—

Cash required by financing activities:
Net decrease in debt	(0.1)	—
Distribution to Owner	(27.7)	(11.4)

Net cash required by financing activities	(27.8)	(11.4)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.6	0.3

Decrease in cash and cash equivalents	(3.8)	(1.2)
Cash and cash equivalents, beginning of period	9.5	10.3

Cash and cash equivalents, end of period	$5.7	$9.1